Exhibit 10.2

CASI Pharmaceuticals, Inc.	Beijing Office
9620 Medical Center Drive Suite 300 Rockville, MD 20850 Office (240) 864-2600 Fax (301) 315-2437 NASDAQ: CASI	CASI (Beijing) Pharmaceuticals Co., Ltd. 1701-1702, China Central Office Tower 1, No. 81 Jianguo Road Chaoyang District, Beijing 100025, P.R. China

March 22, 2019

Dr. Wei-Wu He, Ph.D.

VIA EMAIL

Dear Wei-Wu:

On behalf of the Board of Directors of CASI Pharmaceuticals, Inc. (the “Company”), I am very pleased to confirm the terms of your employment with the Company.  Subject to your acceptance of this offer and the conditions set forth below, the Company agrees to employ you as its most senior executive officer in the position of the sole Chief Executive Officer (“CEO”) with the start date of April 2, 2019. You will report solely to the Company’s Board of Directors (the “Board”).

You have advised the Company that you plan to continue in your role as: (i) chairman of the board of Origene Technologies, Inc.; (ii) managing partner of Emerging Technology Partners LLC, and will continue to directly manage other personal investments. You do not believe that such a role will materially infringe on your responsibilities to the Company as CEO. You further represent that the performance of your duties as CEO will not breach any other agreement as to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

Your initial annual base salary (the “Base Salary”) will be $568,000 payable in accordance with the Company’s normal payroll practices. Thereafter, your annual base salary may be increased as determined by the Board following the recommendation of the Compensation Committee. Your annual cash compensation will not include a predetermined bonus opportunity. Any bonus or incentive plan opportunities will be in the discretion the Compensation Committee.

In furtherance of the Company’s business strategy, you will be spending a significant portion of your time in China. Accordingly, in addition to your Base Salary, the Company will provide you with an expatriate allowance consisting of tuition for pre-college age children (up to a total of $120,000 per year) and a housing allowance for an apartment in Beijing.

In addition to the foregoing, you will receive a stock option, covering four (4) million shares of common stock, subject to the following conditions:

•	The Company will cancel, and you will surrender, your current performance-based option covering four (4) million shares of common stock, and

•	The option will be issued outside of the Company’s current long-term incentive plan and subject to approval by the stockholders at the upcoming annual meeting.

The date of grant will be the date on which the Company cancels your performance-based option. Subject to receiving stockholder approval, your new option will vest, and become exercisable in full, at the earlier of (i) the completion of a transformative event by the Company as determined in the discretion of the Compensation Committee (such as the signing of two significant licensing agreements) and (ii) on the second anniversary of the date of grant.  Notwithstanding the foregoing, if the Company terminates you without “Cause” or you resign for “Good Reason” (as such terms will be defined in the stock option agreement) prior to the second anniversary of the date of grant, then your option will vest immediately upon such termination of employment.

You will be entitled to participate in all employee retirement, welfare, insurance, benefit and paid time off programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at-will,” meaning that either you or the Company (acting through the Board, excluding you) may terminate your employment at any time and for any reason, with or without cause.

You will be bound by and comply fully with the Company’s standard confidentiality agreement, insider trading policy, code of conduct, related party transactions policy and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended.

[The remainder of this page is intentionally left blank. Signature page follows.]

If these terms are acceptable to you, please countersign and return the last page of this letter.

Sincerely,

/s/ Quan Zhou
Quan Zhou
Chairman, Compensation Committee

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